Exhibit 99.1
United Components Reports Results of Operations for
Third Quarter 2008
EVANSVILLE, IN November 12, 2008 — United Components, Inc. (“UCI”), a leading manufacturer of vehicle replacement parts, today announced results for the third quarter ended September 30, 2008. UCI reported revenue of $218.1 million for the quarter, compared to $230.7 for the year-ago quarter. The company reported a revenue increase in the retail channel, and declines in the OEM, original equipment service, traditional and heavy duty channels.
Net income for the quarter was $4.4 million, including $2.8 million, net of tax, in special charges, consisting of costs related to defending class action litigation, establishing new facilities in China, reduction in force and obtaining new business. Excluding these charges, adjusted net income from continuing operations would have been $7.2 million for the quarter. Adjusted net income from continuing operations for the third quarter of 2007 was $9.7 million, excluding $1.3 million in special charges, net of tax.
Earnings before interest, taxes, depreciation and amortization, or EBITDA, as adjusted consistent with the company’s historical presentations, was $30.1 million for the third quarter, compared with $36.0 million for the year-ago quarter. The reconciliation of net income to adjusted EBITDA, a non-GAAP measure of financial performance, is set forth in Schedule A.
“The serious economic downturn in recent months has impacted both our revenue and our operating performance,” said Bruce Zorich, Chief Executive Officer of UCI. “Gas prices remained at historic high levels throughout the third quarter which, along with the weak economy, continued a trend of fewer miles driven and reduced part replacement and routine maintenance. On the operational side, raw material costs remained high, adversely affecting our gross margins.”
“In this difficult environment, however, we are fortunate that our focus on operational excellence has enabled us once again to post solid operating results,” continued Zorich. “We are confident that this focus will allow us to continue to perform well until the economy stabilizes, and we can then capitalize on our growth initiatives, both in North America and internationally.”
As of September 30, the company’s debt stood at $440.0 million. The company ended the quarter with $41.5 million in cash.
Conference Call
UCI will host a conference call to discuss its results and performance on Thursday, November 13, at 11:00 a.m. Eastern Time (ET). Interested parties are invited to listen to the call by telephone. Domestic callers can dial (800) 637-1381. International callers can dial (502) 498-8424.

A replay of the call will be available from November 14, 2008, for a ninety day period, at www.ucinc.com. Click on the UCI 2008 3rd Quarter Results button.
About United Components, Inc.
United Components, Inc. is among North America’s largest and most diversified companies servicing the vehicle replacement parts market. We supply a broad range of products to the automotive, trucking, marine, mining, construction, agricultural and industrial vehicle markets. Our customer base includes leading aftermarket companies as well as a diverse group of original equipment manufacturers.
Forward Looking Statements
All statements, other than statements of historical facts, included in this press release and the attached report that address activities, events or developments that UCI expects, believes or anticipates will or may occur in the future are forward-looking statements. Forward-looking statements give UCI’s current expectations and projections relating to the financial condition, results of operations, plans, objectives, future performance and business of UCI and its subsidiaries. These statements can be identified by the fact that they do not relate strictly to historical or current facts. They are subject to uncertainties and factors relating to UCI’s operations and business environment, all of which are difficult to predict and many of which are beyond UCI’s control. UCI cautions investors that these uncertainties and factors, including those discussed in Item 1A of UCI’s 2007 Annual Report on Form 10-K and in its other SEC filings, could cause UCI’s actual results to differ materially from those stated in the forward-looking statements. UCI cautions that investors should not place undue reliance on any of these forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and except as required by law, UCI undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.
For More Information, Contact:
Dan Johnston, Chief Financial Officer (812) 867-4726

United Components, Inc.
Condensed Consolidated Income Statements (unaudited)
(in thousands)

	Three Months ended September 30,		Nine Months ended September 30,
	2008	2007	2008	2007

Net sales	$218,136	$230,742	$676,695	$729,159
Cost of sales	170,621	177,185	531,430	566,666

Gross profit	47,515	53,557	145,265	162,493

Operating (expense) income
Selling and warehousing	(15,679)	(15,092)	(47,210)	(46,047)
General and administrative	(13,028)	(10,790)	(38,367)	(36,900)
Amortization of acquired intangible assets	(1,545)	(1,694)	(4,802)	(5,303)
Costs of integration of water pump operations	(196)	(222)	(684)	(696)
Gain from sale of assets and costs of closing a facility	—	—	—	1,546
Trademark impairment loss	—	—	—	(3,600)

Operating income	17,067	25,759	54,202	71,493

Other expense
Interest expense, net	(8,282)	(10,175)	(25,838)	(31,038)
Management fee expense	(500)	(500)	(1,500)	(1,500)
Miscellaneous, net	(681)	(917)	(1,870)	(1,972)

Income before income taxes	7,604	14,167	24,994	36,983
Income tax expense	(3,164)	(5,772)	(9,772)	(14,056)

Net income from continuing operations	4,440	8,395	15,222	22,927

Gain on sale of discontinued operations, net of tax	—	2,707	—	2,707

Net income	$4,440	$11,102	$15,222	$25,634

United Components, Inc.
Condensed Consolidated Balance Sheets (unaudited)
(in thousands)

	September 30,	December 31,
	2008	2007
Assets

Current assets
Cash and cash equivalents	$41,528	$41,440
Accounts receivable, net	262,553	253,904
Inventories, net	169,331	142,621
Deferred tax assets	24,394	22,837
Other current assets	17,009	29,306

Total current assets	514,815	490,108

Property, plant and equipment, net	172,008	167,812
Goodwill	241,461	241,461
Other intangible assets, net	76,941	83,594
Deferred financing costs, net	2,895	3,701
Pension and other assets	11,360	11,478
Assets held for sale	1,300	1,300

Total assets	$1,020,780	$999,454

Liabilities and shareholder’s equity

Current liabilities
Accounts payable	$103,575	$102,553
Short-term borrowings	1,546	10,134
Revolving credit line borrowings	20,003	—
Current maturities of long-term debt	448	479
Accrued expenses and other current liabilities	91,843	95,169

Total current liabilities	217,415	208,335

Long-term debt, less current maturities	417,985	427,815
Pension and other postretirement liabilities	22,708	22,871
Deferred tax liabilities	29,286	27,338
Due to parent	16,893	11,330
Minority interest	2,750	3,308
Other long-term liabilities	2,477	2,638

Total liabilities	709,514	703,635

Shareholder’s equity	311,266	295,819

Total liabilities and shareholder’s equity	$1,020,780	$999,454

United Components, Inc.
Condensed Consolidated Statements of Cash Flows (unaudited)
(in thousands)

	Nine Months ended September 30,
	2008	2007

Net cash provided by operating activities	$24,551	$37,866

Cash flows from investing activities
Capital expenditures	(25,977)	(25,080)
Proceeds from sale of discontinued operations, net of transaction costs and cash sold	—	2,202
Proceeds from sale of Mexican land and building	—	6,685
Proceeds from sale of other property, plant and equipment	366	1,408

Net cash used in investing activities	(25,611)	(14,785)

Cash flows from financing activities
Issuances of debt	22,798	15,367
Debt repayments	(21,718)	(54,556)

Net cash provided by (used in) financing activities	1,080	(39,189)

Effect of currency exchange rate changes on cash	68	(19)

Net increase (decrease) in cash and cash equivalents	88	(16,127)

Cash and cash equivalents at beginning of year	41,440	31,523

Cash and cash equivalents at end of period	$41,528	$15,396

EBITDA and Adjusted EBITDA
EBITDA and Adjusted EBITDA are presented because they are believed to be frequently used by parties interested in United Components, Inc. (“UCI”). Management believes that EBITDA and Adjusted EBITDA provide useful information to investors because they facilitate an investor’s comparison of UCI’s operating results to that of companies with different capital structures and with cost basis in assets that have not been revalued and written-up in an allocation of a recent acquisition’s purchase price.
The calculation of Adjusted EBITDA, presented on Schedule A, reflects the calculation of EBITDA as used in the amended and restated credit agreement for UCI’s senior credit facilities. The adjusted EBITDA required by the credit agreement is used to measure compliance with covenants of that agreement such as interest coverage.
EBITDA and Adjusted EBITDA are not measures of financial performance under United States generally accepted accounting principles (“US GAAP”) and should not be considered alternatives to net income, operating income or any other performance measures derived in accordance with US GAAP or as an alternative to cash flow from operating activities as a measure of liquidity.

Schedule A
Reconciliation of Net Income to EBITDA and Adjusted EBITDA
(dollars in millions)

	2008				2007
				Sept				Sept
	Q1	Q2	Q3	YTD	Q1	Q2	Q3	YTD

Net income	$6.8	$4.0	$4.4	$15.2	$4.5	$10.0	$8.4	$22.9

Interest, net of minority interest	9.1	8.4	8.3	25.8	10.6	10.2	10.2	31.0

Income tax expense, net of minority interest	4.2	2.4	3.3	9.9	2.4	5.9	5.7	14.0

Depreciation, net of minority interest	6.7	6.8	6.6	20.1	6.9	6.0	6.1	19.0

Amortization	2.2	2.3	2.3	6.8	2.4	2.5	2.3	7.2

EBITDA	29.0	23.9	24.9	77.8	26.8	34.6	32.7	94.1

Special items:
Cost of integration of water pump operations	0.4	0.1	0.2	0.7	2.5	1.5	1.8	5.8

Establishment of new facilities in China	1.4	1.3	0.3	3.0	—	—	0.4	0.4

Cost of defending class action litigation	—	1.5	1.7	3.2	—	—	—	—

One-time warranty expense	—	5.8	—	5.8	—	—	—	—

Severance and facilities consolidation	—	—	0.3	0.3	(1.6)	0.1	—	(1.5)

Trademark impairment loss	—	—	—	—	—	3.6	—	3.6

New business changeover and sales commitment costs	1.1	0.8	2.0	3.9	4.4	—	—	4.4

Non-cash charges (stock options)	0.2	0.2	0.2	0.6	1.6	0.6	0.6	2.8

Management fee	0.5	0.5	0.5	1.5	0.5	0.5	0.5	1.5

Adjusted EBITDA	$32.6	$34.1	$30.1	$96.8	$34.2	$40.9	$36.0	$111.1